EXHIBIT 7.2
PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA FINANCIAL INFORMATION.

INTRODUCTION

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of September 29, 2001 and Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 29, 2001 and for the fiscal year ended December 30, 2000 give effect to the purchase by Salant Corporation and its wholly-owned subsidiaries (the "Company" or "Salant") of the assets of Axis Clothing Corporation ("Axis"). The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with: (1) the audited financial statements of Axis as of and for the nine months ended September 30, 2001, included as Exhibit 7.1 to this Current Report on Form 8-K; and (2) the Company's Annual Report on Form 10-K as of and for the year ended December 30, 2000 and the Company's Quarterly Report on Form 10-Q as of and for the nine months ended September 29, 2001.

The purchase consideration, including estimated fees and expenses, for acquiring Axis will be allocated to the tangible and intangible assets acquired, with the excess cost being allocated to goodwill and presented as an intangible asset. A preliminary allocation of the purchase price of Axis has been reflected in the Unaudited Pro Forma Condensed Combined Financial Information. A final allocation of the purchase price of Axis is ongoing and is dependent on the completion of certain valuations and other studies, which are expected to be completed prior to the end of fiscal 2002. Accordingly, the results of the final allocation could be different from the amounts reflected in these pro forma financial statements. The excess cost over the fair value of the tangible and definite lived intangible assets acquired will not be amortized, but will be assessed for impairment in accordance with Statement of Financial Accounting Standards No. 142.

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what actual results of operations or financial position would have been had the acquisition of Axis occurred on the respective dates assumed, and are not necessarily indicative of the Company's future operating results. In addition, the unaudited pro forma information gives effect only to adjustments set forth in the accompanying notes thereto and does not reflect management's estimate of any anticipated cost savings or other benefits as a result of the acquisition.


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                                        Salant Corporation and Subsidiaries
                                 Pro Forma CONDENSED Combined Statement of Income
                                                    (Unaudited)
                                   (Amounts in thousands, except per share data)


                                                                     Year Ended                    Pro
                                                                     ----------
                                                              SALANT             AXIS           Forma                  Pro
                                                             Dec 30,          Dec 31,           Adjust-
Forma
                                                                   2000             2000         ments                 Combined
                                                                -------         --------      ------------             ---------

Net sales                                                     $ 208,303         $ 29,434                               $ 237,737
Cost of goods sold                                              152,708           18,620         $     790 (a)           172,118
                                                              ---------         --------         ---------             ---------

Gross profit                                                     55,595           10,814              (790)               65,619

Selling, general and
 administrative expenses                                        (45,188)          (7,684)              190 (b)           (51,892)
                                                                                                       790 (a)
Royalty income                                                      750               99                                     849
Goodwill amortization                                              (519)                                                    (519)
Other income                                                        213                                                      213
Restructuring reversal                                              629                                                      629
                                                               --------         --------         ---------             ---------

Income before interest and
 income taxes                                                    11,480            3,229               190                14,899

Interest income/(expense), net                                    1,244             (287)             (589)(c)               368
                                                               --------         ---------        ---------             ---------

Income/(loss) before income taxes                                12,724            2,942              (399)               15,267

Income taxes expense                                                 13               67                                      80
                                                               --------         --------          --------              --------

Income/(loss) from continuing operations                       $ 12,711         $  2,875         $    (399)             $ 15,187
                                                               ========         ========         =========              ========


Basic and diluted income per share
   from continuing operations                                $   1.28                                                 $   1.53
                                                             ========                                                 ========

Weighted average common stock
   Outstanding                                                    9,901                                                    9,901
                                                               ========                                                 ========

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                                        Salant Corporation and Subsidiaries
                                 Pro Forma CONDENSED Combined Statement of Income
                                                    (Unaudited)
                                   (Amounts in thousands, except per share data)


                                                                 Nine Months Ended                 Pro
                                                                 -----------------
                                                                SALANT            AXIS            Forma                 Pro
                                                               Sept 29,         Sept 30,           Adjust-               Forma
                                                                   2001             2001         ments                 Combined
                                                                -------         --------      ------------             ---------

Net sales                                                     $ 148,574         $ 25,832                               $ 174,406
Cost of goods sold                                              113,559           15,888          $    613 (a)           130,060
                                                              ---------         --------          --------             ---------

Gross profit                                                     35,015            9,944              (613) (a)           44,346
                                                              ---------         --------          --------             ---------

Selling, general and
 administrative expenses                                        (35,695)          (6,845)              114 (b)           (41,813)
                                                                                                       613 (a)
Royalty income                                                      148               78                                     226
Goodwill amortization                                              (470)                                                    (470)
Other expense                                                       (26)                                                     (26)
                                                              ---------          -------          --------             ---------

(Loss)/income before interest and
 income taxes                                                    (1,028)           3,177               114                 2,263

Interest income/(expense), net                                      309             (166)             (391)(c)              (248)
                                                              ---------         --------         ---------             ---------

(Loss)/income before income taxes                                  (719)           3,011              (277)                2,015

Income taxes (benefit)/expense                                      (37)              67                                      30
                                                              ---------         --------          --------             ---------

Net (loss)/income                                             $    (682)        $  2,944          $   (277)            $   1,985
                                                              =========         ========          ========             =========


Basic diluted (loss)/income per share                       $   (0.07)                                               $    0.20
                                                            =========                                                =========

Weighted average common stock
    Outstanding                                                   9,901                                                    9,901
                                                              =========                                                =========

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                                        Salant Corporation and Subsidiaries
                                    PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                                                    (Unaudited)
                                              (Amounts in thousands)

                                                                                                   Pro
                                                             SALANT              AXIS             Forma              Pro
                                                            Sept 29,           Sept 30,          adjust-             Forma
                                                              2001               2001             ments
                                                              ----               ----            ------
Combined
ASSETS
Current assets:
 Cash and cash equivalents                                     $  2,409        $      49        $      (49)(d)     $      0
                                                                                                    (2,409)(e)
 Accounts receivable, net                                        34,549            4,550            (4,550)(d)       34,549
 Inventories                                                     51,890            2,669            (2,669)(d)       52,424
                                                                                                       534 (e)
 Prepaid expenses and other
   current assets                                                 6,397              335              (335)(d)        6,649
                                                                                                       414 (e)
                                                                                                      (162)(f)
                                                               --------         --------          --------     ------------
Total current assets                                             95,245            7,603            (9,226)          93,622

Property, plant and equipment, net                               12,666              304              (304)(d)       12,766
                                                                                                       100 (e)
Goodwill & Trademarks (Axis)                                                                        11,000 (e)       11,631
                                                                                                       162 (f)
                                                                                                       469 (e)
Other assets                                                     15,720               24               (24)(d)       16,120
                                                                                                       400 (e)
                                                               --------        ---------          --------     ------------

Total assets                                                   $123,631        $   7,931          $  2,577         $134,139
                                                               ========        =========          ========         ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Loans payable                                                 $      0        $       0          $ 12,917 (e)     $ 10,508
                                                                                                    (2,409)(e)
 Accounts payable                                                13,048            1,058            (1,058)(d)       13,048
 Notes payable - shareholders                                                        471              (471)(d)            0
 Liabilities subject to compromise                                1,143                                               1,143
 Accrued liabilities                                              5,499              729              (729)(d)        5,499
 Net liabilities of discontinued
   Operations                                                       749                                                 749
 Reserve for business restructuring                                 830                                                 830
                                                                -------     ---------   ------------------         --------

Total current liabilities                                        21,269            2,258             8,250           31,777

Deferred liabilities                                              5,668                                               5,668

Shareholders' equity:
Common stock                                                     10,000               56               (56)(d)       10,000
Additional paid-in capital                                      206,040                                             206,040
Earnings/(deficit)                                             (114,699)           5,617            (5,617)(d)     (114,699)
Accumulated other comprehensive loss                             (4,449)                                             (4,449)
Less - treasury stock, at cost                                     (198)                                               (198)
                                                              ---------         --------          --------        ---------

Total shareholders' equity                                       96,694            5,673            (5,673)          96,694
                                                              ---------         --------          --------        ---------

Total liabilities and
shareholders' equity                                          $ 123,631         $  7,931          $  2,577        $ 134,139
                                                              =========         ========          ========        =========
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    NOTES TO THE UNAUDITED PRO FORMA Condensed COMBINED STATEMENTS OF INCOME
                               AND BALANCE SHEET
                                   (Unaudited)


The unaudited pro forma condensed combined statements of income for the year ended December 30, 2000 and nine months ended September 29, 2001 have been prepared assuming that the acquisition has been consummated as of January 2, 2000 and the unaudited condensed combined balance sheet as of September 29, 2001 was prepared assuming the acquisition was consummated on September 29, 2001.

(a) Reclassification of Axis distribution expenses from selling, general and administrative expenses to Cost of Goods Sold to conform with the Salant financial statements presentation.

(b) Reversal of depreciation expense for Axis of $215 and $133 for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively. Depreciation was then recorded based on the fair value of the assets purchased of $25 and $19 for the year ended December 30, 2000 and the nine months ended September 29, 2001, respectively. Amortization of other identified intangibles of $400 is not reflected for the year ended December 30, 2000 and the nine months ended September 29, 2001, respectively as these costs will be fully amortized within one year of the acquisition and do not reflect an ongoing expense.

(c) Reversal of interest income that was earned on the cash payout of approximately $12,917 during fiscal year 2000 and on the monthly cash balances for the nine months ended September 29, 2001. The calculation for the loss of interest income was based upon an average interest rate of 4.5% for 2000 and 2.5% for 2001. In addition to the loss of interest income, during several months of 2001, the cash payout exceeded the cash on hand and interest expense was computed at average rate of 5.5% for the projected borrowings.

(d) Elimination of the assets, liabilities and equity of Axis in order to allocate the purchase price as discussed in note (e).

(e) Recording the assets that were purchased from Axis at their estimated fair market value, including the recording approximately $11,631 of goodwill and other indefinite-lived intangible assets, primarily trademarks. Approximately $400 has been preliminarily allocated to contractual rights and will be amortized during fiscal year 2002. As the acquisition was consummated using cash available as of the closing date, excess cash of the Company has been eliminated and a payable has been reflected as of September 29, 2001 for the balance of the purchase price.

(f) Reclassification of direct acquisition costs incurred by the Company in connection with the acquisition from prepaid expenses to purchase price allocated in note (e) above.